Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
Spectrian Corporation:



We consent to incorporation herein by reference of our reports dated April 29, 1999, relating to the consolidated balance sheets of Spectrian Corporation and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, and the related schedule, which reports appear or are incorporated by reference in the March 31, 1999, annual report on Form 10-K of Spectrian Corporation.



/s/  KPMG Peat Marwick LLP
---------------------------
KPMG Peat Marwick LLP
Mountain View, California
August 9, 1999